EXHIBIT 99.1

Jameson Inns, Inc.                                                         PRESS RELEASE

8 Perimeter Center East, Suite 8050     Atlanta, Georgia 30346     (770) 901-9020     FAX (770) 901-9550

FOR IMMEDIATE RELEASE

February 12, 2003

Contact:	Craig R. Kitchin
President and Chief Financial Officer
(770) 901-9020
ckitchin@jamesoninns.com

Jameson Inns, Inc. Reports Fourth Quarter and 2002 Financial Results

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inn and Signature Inn hotels, today announced financial results for the fourth quarter and year ended December 31, 2002.

Fourth Quarter Results

For the fourth quarter ended December 31, 2002, funds from operations (FFO) was $2,583,000 or $0.22 per diluted share of common stock representing a 72% increase over FFO of $1,500,000 or $0.13 per diluted share of common stock, for the same quarter in 2001. The Company believes this supplemental “non-GAAP” measure of operating performance is meaningful but should not be considered an alternative to generally accepted accounting principles. Net loss before dividends to preferred shareholders improved from a net loss of ($2,859,000) for the fourth quarter of 2001 to a net loss of ($567,000) for the fourth quarter of 2002. The Company reported a net loss attributable to common stockholders of ($2,234,000) or ($0.20) per share of common stock for the fourth quarter 2002 versus a net loss of ($4,527,000), or ($0.40) per share of common for the fourth quarter of 2001.

Combined revenue per available room (REVPAR) for all of the Company’s Inns was $26.83 for the fourth quarter of 2002, up $0.04 or 0.1%, from the fourth quarter of 2001 due to a 1.0% increase in average daily rate, offset partially by a decrease in occupancy from 45.1% to 44.7%. REVPAR for the Jameson Inn brand increased 4.5% to $29.07 for the fourth quarter of 2002 compared to $27.83 for the fourth quarter of 2001, resulting from a 1.6% increase in average daily rate and an increase in occupancy to 49.6% from 48.2%. REVPAR for the Signature Inn brand decreased 8.8% to $22.80 for the fourth quarter of 2002 compared to $24.99 for the fourth quarter of 2001, due to a decline in occupancy to 36.0% from 39.6%, offset partially by a 0.5% increase in average daily rate.

Lease revenues earned from Kitchin Hospitality, LLC, the company that leases and operates the Inns, increased $232,000 for the quarter compared to the fourth quarter of 2001. Lease revenues earned from the Jameson Inns increased $377,000 due primarily to an increase in REVPAR compared to the same period in 2001. Lease revenues earned from the Signature Inns decreased $135,000 in the fourth quarter of 2002 versus fourth quarter of 2001 due to a decrease of 9,108 room nights available in 2002 as compared to 2001 as a result of the sale of one Signature Inn during 2002. A fixed base rent of $394 per room per month was all the rent earned from the Signature Inns in the fourth quarter of 2002 and 2001. Lease revenue earned from billboards decreased $10,000 in fourth quarter of 2002 versus fourth quarter of 2001 due to the sale of certain billboards in connection with Inn sales during 2001.

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“In light of the continuing difficult economy we are pleased with the Company’s performance for the quarter. Although revenues were up only 2%, we grew funds from operations by 72%. The adjustable rate nature of most of our debt has served as a natural hedge to a sluggish economy. Our interest expense for the quarter was $.10 per share lower than the fourth quarter last year”, said Mr. Tom Kitchin, CEO.

Full Year 2002 Results

For the year ended December 31, 2002, FFO was $13,267,000 or $1.14 per diluted share of common stock representing a 21% increase over FFO of $10,987,000 or $0.94 per diluted share of common stock for 2001. Net income/loss before dividends to preferred shareholders improved from a net loss of ($3,069,000) for 2001 to income of $736,000 for 2002. The Company reported a net loss attributable to common stockholders of ($5,932,000) or ($0.53) per share of common stock for 2002 versus a net loss of ($9,737,000) or ($0.87) per share of common stock for 2001.

Combined REVPAR for both brands was $29.59 for 2002, down $1.15, or 3.7%, from 2001, due to a decline in occupancy to 49.5% from 52.4%, offset partially by a 2.0% increase in average daily rate. REVPAR for the Jameson Inn brand increased 0.6% to $31.18 for 2002 compared to $30.99 for 2001, resulting from a 2.8% increase in average daily rate, partially offset by a decrease in occupancy to 53.7% from 54.8%. REVPAR for the Signature Inn brand decreased 11.8% to $26.72 for 2002 compared to $30.30 for 2001, due to a decline in occupancy to 41.9% from 48.2%, offset partially by a 1.4% increase in average daily rate.

Lease revenues decreased $763,000 for the year compared to 2001. Lease revenues earned from the Jameson Inns increased $20,000 due primarily to the increase in REVPAR compared to 2001. Lease revenues earned from the Signature Inns decreased $751,000 in 2002 versus 2001 due to a decline in REVPAR and a decrease of 31,284 room nights available in 2002 as compared to 2001 as a result of the sale of one Signature Inn during 2002. During 2001, approximately $372,000 of percentage rent was earned by the Signature brand above the base rent of $13,834,000 for the year. In 2002, all that was earned from the Signature Inns was base rent in the amount of $13,455,000. Lease revenue earned from billboards decreased $32,000 in 2002 versus 2001 due to the sale of certain billboards in connection with Inn sales during 2001 and 2002.

Long-term Debt

At December 31, 2002, the Company had total indebtedness of $222.8 million compared to $227.1 million at December 31, 2001, a reduction in debt of $4.3 million. The Company made required principal payments of $8.8 million and further reduced debt by approximately $3.5 million by retiring debt on four Inns that were sold during the year. These debt reductions were partially offset by an increase in borrowings related to a new property development, four Inn expansions and two Inn refinancings. Approximately $189.0 million of our outstanding debt is adjustable rate debt with scheduled interest rate adjustments during 2003 following the prime rate or one-year Treasury Index as follows:

Adjustment Date	Amount (in millions)	Weighted Average Interest Rate at Adjustment Date
January 2003	$28.9	5.2%
February 2003	17.8	5.2%
March 2003	4.9	4.5%
April 2003	38.2	4.6%
May 2003	3.4	4.2%
July 2003	48.2	5.6%
September 2003	4.4	7.5%
October 2003	17.5	5.4%
Adjusts Daily	25.7	2.8%

Total	$189.0

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During 2002, the weighted average interest rate on all debt was 6.1% compared to 8.3% during 2001, a reduction of 170 basis points. The Company anticipates full year 2003 required principal repayments of approximately $10.1 million.

Properties

During 2002, the Company opened one Jameson Inn in West Monroe, Louisiana (67 additional rooms), expanded four existing Jameson Inns (76 additional rooms), and sold three Jameson Inns (117 rooms) and one Signature Inn (99 rooms). Construction of one additional 20 room expansion in Tullahoma, Tennessee began during third quarter 2002.

The Company invested $6.9 million into refurbishing projects and product upgrades during 2002. The Company is currently anticipating full year 2003 capital expenditures of approximately $4.4 million.

On December 31, 2002, the Company owned 96 Jameson Inns and 25 Signature Inns, compared to 98 Jameson Inns and 26 Signature Inns at December 31, 2001. The Hotel/Motel Magazine, issued on September 16, 2002, listed Jameson Inns, Inc. as the sixth largest owner ranked by number of hotels. Our 121 operating properties are currently located in the following fourteen states:

	Jameson Inns		Signature Inns		Combined Brands
State	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Alabama	18	955	—	—	18	955
Florida	6	390	—	—	6	390
Georgia	25	1,351	—	—	25	1,351
Illinois	—	—	3	372	3	372
Indiana	—	—	14	1,594	14	1,594
Iowa	—	—	1	119	1	119
Kentucky	1	67	3	363	4	430
Louisiana	3	213	—	—	3	213
Mississippi	6	351	—	—	6	351
N. Carolina	14	675	—	—	14	675
Ohio	—	—	3	380	3	380
S. Carolina	10	569	—	—	10	569
Tennessee	11	636	1	124	12	760
Virginia	2	122	—	—	2	122

Total	96	5,329	25	2,952	121	8,281

Dividends

On January 23, 2003, the Company announced a quarterly dividend of $0.05 per common share. The dividend is payable on February 20, 2003, to shareholders of record on February 4, 2003.

The Company’s future decisions to pay its common dividend will be determined each quarter based upon the operating results of that quarter, current economic conditions, and other recent operating trends. The current quarterly dividend rate is $.05 per common share.

On December 31, 2002, the Company announced a quarterly dividend of $0.5781 per share for Series A Preferred Stock and $0.425 per share for Series S Preferred Stock. These dividends were paid on January 20, 2003 to shareholders of record on December 31, 2002.

2003 FFO Guidance

FFO per diluted share of common stock for the full year of 2003 is anticipated to be within the range of $1.15 to $1.25.

“As we move into 2003, we do not foresee a great improvement in the general economic environment. We expect modest FFO growth in 2003, based on gradual improvements in REVPAR and interest rates remaining low. Our guidance also assumes that there is not a lengthy war in the Middle East”, said Mr. Tom Kitchin.

“Because of today’s challenging environment, our brands’ loyal customer following will be critical to our success. Market Metrix, a leading hotel market research firm, recently reported that Jameson Inns were ranked in its third quarter 2002 survey as number one in hotel guest satisfaction in its market segment. We think this national ranking suggests that we are positioned to gain market share from our competitors. We know that many of our customers are business travelers and because many companies have an eye to cost reduction Jameson and Signature Inns are logical, value oriented lodging selections”, added Mr. Kitchin.

Earnings Conference Call

The Company will hold a fourth quarter earnings conference call at 10:00 am eastern standard time today, February 12, 2003. You may listen to a simultaneous webcast of the conference call by accessing the Investor Relations section of the Company’s website. To listen to the call, dial 1-973-935-2100 and ask for the Jameson Inns, Inc. fourth quarter earnings conference call hosted by Mr. Tom Kitchin. A replay of the conference call will be archived on our website and by telephone until February 18th by calling 1-973-341-3080 and requesting call number 3725490.

Jameson Inns, Inc. is a REIT that owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Supplemental Non-GAAP Information

The Company believes that Funds from Operations is an additional meaningful measure of operating performance. The Company calculates FFO consistent with the NAREIT definition from their White Paper issued in April 2002. FFO has been calculated as net income attributable to common stockholders before depreciation expense, gains or losses on disposal of depreciable real estate assets, impairment losses of real estate assets and extraordinary items. However, this information may not be comparable to similarly titled measures presented by other companies, and should not be considered an alternative to generally accepted accounting principle measures.

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Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Lease Revenue	$9,873,466	$9,641,331	$42,031,718	$42,794,560
Property and Other Taxes	1,264,324	1,220,058	3,940,685	4,282,564
Insurance	421,866	246,005	1,476,067	960,139
Depreciation	4,792,856	4,976,974	19,564,941	19,256,016
General and Administrative Expenses	644,920	629,863	2,366,454	1,659,421
Loss on Impairment of Real Estate	—	650,000	—	2,110,000
Early extinguishment of debt	4,508	87,824	62,153	341,081
Interest Expense, Net of Capitalized Amounts	3,387,086	4,514,816	14,794,134	18,648,021
Other Income	8,148	8,148	32,875	32,592

Income Before Discontinued Operations and Gain (Loss) on Sale of Assets	(633,946)	(2,676,061)	(139,841)	(4,430,089)
Gain (Loss) on Disposal of Real Estate	—	(243,431)	426,141	902,791
Gain (Loss) on Sale of Land	—	(340)	9,205	196,728

Income From Continuing Operations	(633,946)	(2,919,832)	295,505	(3,330,570)
Discontinued Operations	67,026	60,515	308,177	261,953
Gain on Sale of Discontinued Operations	—	—	132,286	—

Net Income (Loss)	(566,920)	(2,859,316)	735,968	(3,068,617)

Less Preferred Stock Dividends	1,667,190	1,667,190	6,668,441	6,668,739

Net Loss Attributable to Common Shareholders	$(2,234,110)	$(4,526,506)	$(5,932,473)	$(9,737,356)

Net Loss Attributable to Common Shareholders Per Share:
Basic and Diluted	$(0.20)	$(0.40)	$(0.53)	$(0.87)

Weighted Average Shares:
Basic	11,265,408	11,210,679	11,250,021	11,176,199
Diluted	11,649,592	11,722,847	11,634,121	11,642,051

Funds From Operations (FFO)	$2,583,156	$1,499,586	$13,267,436	$10,987,194
FFO Per Common Share—Diluted	$0.22	$0.13	$1.14	$0.94

Selected Balance Sheets Data	December 31, 2002	December 31, 2001

Property and Equipment, Net	$315,182,881	$328,347,603
Cash	3,832,477	3,487,793
Restricted Cash	1,449,825	2,198,426
Receivable from Affiliate	1,489,814	87,037
Other Assets, Net	4,552,450	5,240,337
Total Assets	326,507,447	339,361,196
Mortgage Notes Payable	222,820,439	227,062,652
Other Liabilities	3,151,329	4,015,948
Preferred Stock Dividends Payable	1,667,197	1,667,190
Total Shareholders’ Equity	$98,868,482	$106,615,406

	Three Months Ended		Year Ended
Selected Hotel Statistics	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Jameson Inns
All Inns:
Occupancy Rate	49.6%	48.2%	53.7%	54.8%
Average Daily Rate	$58.66	$57.76	$58.09	$56.52
REVPAR	$29.07	$27.83	$31.18	$30.99

Signature Inns
All Inns:
Occupancy Rate	36.0%	39.6%	41.9%	48.2%
Average Daily Rate	$63.40	$63.09	$63.78	$62.89
REVPAR	$22.80	$24.99	$26.72	$30.30

Combined Brands
All Inns:
Occupancy Rate	44.7%	45.1%	49.5%	52.4%
Average Daily Rate	$60.02	$59.47	$59.81	$58.66
REVPAR	$26.83	$26.79	$29.59	$30.74

Same Inns:
Occupancy Rate	44.7%	45.2%	49.6%	53.1%
Average Daily Rate	$59.98	$59.57	$59.90	$58.84
REVPAR	$26.79	$26.94	$29.73	$31.25

“All Inns” refers to our Inns, which were operating at anytime during each period, including sold hotels up to the date of sale.

“Same Inns” refers to our Inns, which were operating during the entire period for each of the comparison periods.